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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190407

Subject to Completion, Dated March 17, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 6, 2013)

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

$                           % Senior Notes due 20

The         % Senior Notes will mature on                                        , 20       (the "notes"). Interest will accrue on the notes from                                        , 2014. The issuers of the notes, DIRECTV Holdings LLC, or DIRECTV Holdings, and DIRECTV Financing Co., Inc., or DIRECTV Financing, will pay interest on the notes on                           and                            of each year, beginning on                                        , 2014.

Prior to                                        , 20       (three months prior to the maturity date), we may redeem some or all of the notes at a "make-whole" price described in "Description of Notes—Optional redemption" in this prospectus supplement. On or after                                        , 20       (three months prior to the maturity date), we may redeem the notes in whole or in part, at our option, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any to the date of redemption as described under "Description of Notes—Optional redemption." As described under "Description of Notes—Change of control and rating decline," if DIRECTV Holdings experiences specific kinds of changes of control accompanied by a rating decline, it will be required to offer to purchase the notes from holders.

The notes and the guarantees will be the unsecured senior obligations of the issuers and the guarantors and will rank equally in right of payment with all of the issuers' and the guarantors' existing and future senior debt and will rank senior in right of payment to all of the issuers' and the guarantors' future subordinated debt, if any. The notes will be guaranteed by DIRECTV, the parent company of the issuers, and DIRECTV Holdings' material existing and certain of its future domestic subsidiaries (other than DIRECTV Financing, which is a co-issuer of the notes). The notes are effectively subordinated to any obligations secured by liens, to the extent of the value of the assets subject to those liens.

The notes will not be listed on any exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-13 herein for a discussion of factors you should consider carefully before investing in the notes.

	Price to Investors		Underwriters' Discount		Proceeds to Us Before Expenses
Per note due 20 [1]		%		%		%
Total	$		$		$

1
Plus accrued interest, if any, from                                        , 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company and its participants on or about                                        , 2014.

Joint Book-Running Managers
Barclays	Citigroup	Goldman, Sachs & Co.	UBS Investment Bank

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

        If the description of this offering or the notes or any other information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions "Where you can find more information" and "Incorporation by reference" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the U.S. Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the information others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, and other information with the SEC. We also have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our registered debt securities. This prospectus supplement, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus supplement are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC.

        You should rely only upon the information provided in or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in or incorporated by reference in this prospectus supplement is accurate as of any date other than the dates specified in this prospectus supplement.

INCORPORATION BY REFERENCE

        We are "incorporating by reference" information we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus supplement;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

        We are incorporating by reference the following documents which we have previously filed with the SEC:

          (1)   our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 24, 2014;

          (2)   our Current Reports on Form 8-K filed with the SEC on February 20, 2014 and March 14, 2014; and

          (3)   any of our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until our offering is completed; provided that this prospectus supplement will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

        Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        You can obtain copies of the documents incorporated by reference in this prospectus supplement without charge through our website (www.directv.com), or by telephone at (310) 964-5000 or by requesting them in writing at the following addresses:

DIRECTV
2260 East Imperial Highway
El Segundo, CA 90245
Attn: Investor Relations

MARKET DATA

        In this prospectus supplement, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and documents incorporated by reference herein and in other materials we have filed or may file with the SEC, contain or may contain certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act and of the Exchange Act. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make related to our business strategy and regarding our outlook for 2014 financial results, liquidity and capital resources.

        Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, national or global political, market and regulatory conditions and other risks, each of which is described in more detail under "Risk Factors" in this prospectus supplement. Any forward-looking statement included or incorporated by reference in this prospectus supplement speaks only as of the date of this prospectus supplement or the date of such document incorporated by reference in this prospectus supplement. Factors or events that could cause our actual results to differ may occur and it is not possible for us to predict them all. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. You should read carefully the section of this prospectus supplement under the heading "Risk Factors" beginning on page S-13.

        We own or have rights to use various copyrights, trademarks, service marks and trade names used in our business. These include the United States registered marks DIRECTV, DIRECTV Cinema and the DIRECTV Cyclone Design. This prospectus supplement also includes copyrights, trademarks, service marks and trade names of other companies which are the property of their respective holders.

 SUMMARY

The Company

        In this prospectus supplement, "DIRECTV U.S." refers to DIRECTV Holdings and its subsidiaries, unless otherwise indicated or the context otherwise requires. DIRECTV Holdings is a wholly-owned subsidiary of The DIRECTV Group, Inc., which we sometimes refer to as "DIRECTV Group" which, in turn, is a wholly-owned subsidiary of DIRECTV, which we sometimes refer to as "DIRECTV" or "Parent." References to the "issuers" are to DIRECTV Holdings and DIRECTV Financing Unless otherwise indicated or the context otherwise requires, references to "we," "us" and "our" are to DIRECTV and its consolidated subsidiaries, including DIRECTV Holdings and DIRECTV Financing.

        This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus supplement, including the section entitled "Risk Factors" and you should read the documents incorporated by reference into this prospectus supplement, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, which we refer to as our "Form 10-K" before making an investment decision.

        We are a leading provider of digital television entertainment in the United States and Latin America. We operate two direct-to-home, or DTH, business units: DIRECTV U.S. and DIRECTV Latin America, which are differentiated by their geographic location and are engaged in acquiring, promoting, selling and distributing digital entertainment programming primarily via satellite to residential and commercial subscribers. In addition, we own and operate two regional sports networks, or RSNs, hold a minority ownership interest in ROOT SPORTS™ Northwest and own a 42% interest in Game Show Network, LLC, or GSN, a television network dedicated to game-related programming and Internet interactive game playing. We account for our investments in GSN and ROOT SPORTS Northwest using the equity method of accounting.

  •
  DIRECTV U.S.  DIRECTV U.S. is the largest provider of DTH digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States. As of December 31, 2013, DIRECTV U.S. had approximately 20.3 million subscribers.

  •
  DIRECTV Latin America.  DIRECTV Latin America Holdings, Inc. and its subsidiaries, or DIRECTV Latin America, is a leading provider of DTH digital television services throughout Latin America. DIRECTV Latin America is comprised of: PanAmericana, which provides services in Argentina, Chile, Colombia, Ecuador, Peru, Puerto Rico, Venezuela and certain other countries in the region, and Sky Brasil Servicos Ltda., or Sky Brasil, which is a 93% owned subsidiary. DIRECTV Latin America also includes our 41% equity method investment in Innova, S. de R.L. de C.V., or Sky Mexico, which we include in the PanAmericana and Other segment. As of December 31, 2013, PanAmericana had approximately 6.2 million subscribers, Sky Brasil had approximately 5.4 million subscribers and Sky Mexico had approximately 6.0 million subscribers.

  •
  DIRECTV Sports Networks.  DIRECTV Sports Networks LLC and its subsidiaries, or DSN, is comprised primarily of two wholly owned regional sports networks based in Denver, Colorado and Pittsburgh, Pennsylvania, and a regional sports network based in Seattle, Washington in which DSN retains a noncontrolling interest, each of which operates under the brand name ROOT SPORTS. On April 16, 2013, DSN transferred 100% of its interest in the regional sports network based in Seattle, Washington, or DSN Northwest, to NW Sports Net LLC. The Seattle Mariners have a majority interest in NW Sports Net LLC and DSN retains a noncontrolling interest, which we account for using the equity method of accounting. The operating results of DSN are reported as part of the "Sports Networks, Eliminations and Other" reporting segment.

        Our vision is to make DIRECTV the best video experience anytime and anywhere for customers in both the United States and Latin America. Our primary strategy for achieving this vision is to combine unique and compelling content along with technological innovation and industry-leading customer service to make DIRECTV the clear choice among consumers throughout the Americas. We believe that our employees' commitment to excellence is integral to the success of this strategy and to the future of our company. We intend to advance a service-oriented culture focused on building lifelong customer relationships while maintaining financial strength and a cost structure that enables profitable growth in the markets we serve.

        The DIRECTV team is committed to our company values: leadership, innovation, decisiveness, agility, teamwork and integrity. We believe sustaining a high level of employee engagement and developing the talent we have among our people cultivates an environment of loyalty and can be directly correlated with increased customer satisfaction, productivity and profitability. Therefore, we have intensified our leadership development programs, and placed an even greater emphasis on diversity and an inclusive workplace culture to foster higher levels of innovation, engagement, cross-functional teamwork and collaboration. We also believe it is important to promote the behaviors that reflect our company values within the communities that we serve through volunteer service projects, employee-driven corporate citizenship programs and meaningful educational initiatives that impact and enrich students' curriculum. In addition, we are supporting sustainable business practices company-wide, to help ensure that our planet is healthy for future generations.

        We believe that the successful execution of our stated operating strategies will create significant shareholder value over the long term by delivering sustainable, profitable growth through brand leadership, innovative excellence, world-class customer service, increased productivity and disciplined expense management, while also returning excess cash to shareholders.

Our executive offices

        Our principal executive offices are located at 2260 East Imperial Highway, El Segundo, California 90245, and our telephone number at that address is (310) 964-5000. Our web site is located at www.directv.com. The information on our web site is not incorporated into this prospectus supplement or the accompanying prospectus.

 The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of Notes." As used in this summary of the offering, the term "DIRECTV Holdings" refers only to DIRECTV Holdings LLC and not to any of its subsidiaries, the term "co-issuer" refers to DIRECTV Financing and the term "issuers" refers to both DIRECTV Holdings and the co-issuer.

Issuers	DIRECTV Holdings LLC and DIRECTV Financing Co., Inc.
Issue date	The issue date is expected to be on or about , 2014.
Securities offered	$ in aggregate principal amount of % Senior Notes due 20 .
Maturity date	, 20 .
Interest payment dates	and of each year, beginning on , 2014. Interest will accrue from , 2014.
Guarantees
The notes will be guaranteed by DIRECTV and each of DIRECTV Holdings' material existing and certain of its future domestic subsidiaries (other than the co-issuer) on a senior unsecured basis. The notes will not be guaranteed by any other subsidiary of DIRECTV, including any subsidiary of DIRECTV that owns assets and operations of DIRECTV Latin America. The notes will cease to be guaranteed by any guarantor that guarantees the notes (other than DIRECTV) if such guarantor is released from guaranteeing DIRECTV Holdings' senior revolving credit facilities and the Existing Notes (as defined below). The notes will cease to be guaranteed by DIRECTV if DIRECTV Holdings ceases for any reason to be a "wholly owned subsidiary" (as such term is defined in Rule 1-02(aa) of Regulation S-X promulgated by the SEC) of DIRECTV.
Ranking	The notes will be the issuers' unsecured senior obligations and will:

•

rank equally with all of the issuers' existing and future senior indebtedness, including approximately $19.3 billion in principal amount of the issuers' existing and outstanding senior notes with maturities ranging from 2014 through 2042 (the "Existing Notes") and DIRECTV Holdings' senior revolving credit facilities;

• rank senior to all of the issuers' future subordinated indebtedness, if any;
• be effectively subordinated to all of the issuers' existing and future secured obligations to the extent of the value of the assets securing such obligations; and
• be effectively subordinated to all indebtedness of DIRECTV's non-guarantor subsidiaries.

Similarly, the guarantees of DIRECTV and DIRECTV Holdings' material subsidiaries will:

•

rank equally with all of the existing and future senior indebtedness of such guarantors, including the guarantees under the Existing Notes and DIRECTV Holdings' senior revolving credit facilities (see "Capitalization");

• rank senior to all future subordinated indebtedness of such guarantor, if any; and
• be effectively subordinated to all existing and future secured obligations of such guarantors to the extent of the value of the assets securing such obligations.

DIRECTV, the issuers and the issuers' subsidiaries have no outstanding senior secured indebtedness. For the year ended December 31, 2013, DIRECTV's subsidiaries that will not be subsidiary guarantors of the notes (other than DIRECTV Holdings and the co-issuer as issuers of the notes) had revenues of $7,141 million and operating profit of $776 million, and as of December 31, 2013, excluding intercompany assets and liabilities and redeemable noncontrolling interest, those subsidiaries had total assets of $8,750 million and total liabilities of $3,381 million.
Optional redemption
Prior to , 20 (three months prior to the maturity date of the notes) DIRECTV Holdings may redeem some or all of the notes at its option at a redemption price equal to the greater of the principal amount of the notes and the "make whole" price described under "Description of Notes—Optional redemption." On or after , 20 (three months prior to the maturity date of the notes) we may redeem the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date as described under "Description of Notes—Optional redemption."
Change of control
If DIRECTV Holdings experiences specific kinds of changes of control accompanied by a Ratings Decline (as defined under "Description of Notes—Certain definitions"), DIRECTV Holdings will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See "Description of Notes—Change of control and rating decline."
Certain covenants	The indenture governing the notes will restrict DIRECTV Holdings' ability and the ability of DIRECTV Holdings' subsidiaries to, among other things:
• create certain liens;
• engage in certain sale leaseback transactions; and
• merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading "Description of Notes." DIRECTV and subsidiaries of DIRECTV that are not subsidiaries of DIRECTV Holdings are not subject to the restrictions contained in these covenants.
Use of proceeds
The net proceeds from this offering will be used for general corporate purposes, which may include the repayment of outstanding indebtedness, including our 4.750% Senior Notes due 2014 which mature on October 1, 2014, or a distribution to DIRECTV for purposes of funding repurchases under its share repurchase program and other corporate purposes. See "Use of Proceeds."
Additional notes issuances
The issuers may from time to time without the consent of the holders of the notes create and issue additional notes of the same series as the notes offered hereby. See "Description of Notes—Principal, maturity and interest."
Trustee	The Bank of New York Mellon Trust Company, N.A.
Risk factors	See "Risk Factors" for a discussion of certain factors that you should carefully consider before investing in the notes.
Governing law	New York.

 Summary historical consolidated financial and other data

        You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements in our Form 10-K which is incorporated by reference into this prospectus supplement.

        The following tables present our summary consolidated statements of operations and other data for the years ended December 31, 2011, 2012 and 2013 and our consolidated balance sheet data as of December 31, 2013. The consolidated statements of operations data for the years ended December 31, 2011, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2013 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary "As adjusted" balance sheet data is unaudited and is based on certain assumptions and adjustments and does not purport to present what our actual financial position would have been had the transactions and events reflected by them in fact occurred on the date specified.

        Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we do not include separate financial statements for DIRECTV Holdings, DIRECTV Financing or any of the subsidiary guarantors in our periodic Exchange Act filings. We do include condensed consolidating financial information in our periodic Exchange Act filings that presents information for DIRECTV (on a stand-alone basis); DIRECTV Holdings, DIRECTV Financing and the subsidiary guarantors; and other subsidiaries of DIRECTV that are not guarantors—see Note 23 to the audited consolidated financial statements in our Form 10-K and incorporated by reference herein.

	Years ended December 31,
(Dollars in millions)	2011	2012	2013
Consolidated Statements of Operations Data:
Revenues	$27,226	$29,740	$31,754
Total operating costs and expenses	22,597	24,655	26,604
Operating profit[1]	4,629	5,085	5,150
Net income	2,636	2,977	2,885
Other Data:
Net cash provided by operating activities	5,185	5,634	6,394
Net cash used in investing activities	(3,022)	(3,363)	(3,753)
Net cash used in financing activities	(2,792)	(1,242)	(2,176)
Depreciation and amortization expense	2,349	2,437	2,828
Capital expenditures	3,170	3,349	3,786
Subscriber acquisition costs	3,390	3,397	3,419
Operating profit before depreciation and amortization[2]	6,978	7,522	7,978
DIRECTV U.S. operating profit before depreciation and amortization[2]	5,289	5,654	6,084

(Dollars in millions)	As of December 31, 2013 Actual	As of December 31, 2013 As adjusted[3]
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,180	$
Total current assets	5,953
Total assets	21,905
Total current liabilities	6,530
Long-term debt	18,284
Total stockholders' deficit	(6,544)

(Dollars in millions)	Twelve months ended December 31, 2013 Actual	Twelve months ended December 31, 2013 As adjusted[3]
Financial Ratio:
Long-term-debt, including current portion to OPBDA	2.42x	x
DIRECTV U.S. long-term-debt, including current portion to OPBDA	3.16x	x

DIRECTV U.S. Segment

	Years ended December 31,
	2011	2012	2013
Subscriber Data:
Total number of subscribers at the end of period (000's)[4]	19,885	20,084	20,253
Average monthly revenue per subscriber (ARPU)[5]	$93.27	$96.98	$102.18
Average monthly subscriber churn %[6]	1.56%	1.53%	1.50%
Average subscriber acquisition costs per subscriber (SAC)[7]	$813	$859	$873
Gross subscriber additions (000's)	4,316	3,874	3,790
Net subscriber additions (000's)	662	199	169

DIRECTV Latin America Segments8

	Years ended December 31,
	2011	2012	2013
Subscriber Data:
Total number of subscribers at the end of period (000's)[9]	7,871	10,328	11,568
Average monthly revenue per subscriber (ARPU)[5]	$62.64	$57.25	$51.64
Average monthly total subscriber churn %[6,11]	1.78%	1.81%	2.37%
Average monthly post paid subscriber churn %[11]	1.42%	1.50%	2.10%
Gross subscriber additions (000's)[9,10]	3,510	4,417	4,382
Net subscriber additions (000's)[9,10,11]	2,063	2,439	1,239

1
These amounts include the impact of the $166 million Venezuelan devaluation charge and the ongoing impact of foreign currency exchange rate fluctuations.

2
We calculate Operating Profit Before Depreciation and Amortization (OPBDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit," as presented in the Consolidated Statements of Operations in our Form 10-K. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and our Board of Directors use OPBDA to evaluate the operating performance of our company and our business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and our Board of Directors separately measure and budget for capital expenditures and business acquisitions.

We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected OPBDA and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. Our management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

A reconciliation of consolidated operating profit to OPBDA follows:

	Years ended December 31,
(Dollars in millions)	2011	2012	2013
Operating profit	$4,629	$5,085	$5,150
Add: Depreciation and amortization expense	2,349	2,437	2,828

Operating profit before depreciation and amortization	$6,978	$7,522	$7,978

        A reconciliation of DIRECTV U.S. operating profit to DIRECTV U.S. OPBDA follows:

	Years ended December 31,
(Dollars in millions)	2011	2012	2013
Operating profit	$3,702	$4,153	$4,444
Add: Depreciation and amortization expense	1,587	1,501	1,640

DIRECTV U.S. operating profit before depreciation and amortization	$5,289	$5,654	$6,084

3
The as adjusted balance sheet and financial ratio data as of December 31, 2013 give effect to the issuance and sale of the notes offered hereby prior to any application of the proceeds therefrom. See "Use of Proceeds."

4
The total number of subscribers represents the total number of subscribers actively subscribing to our service, including subscribers who have suspended their account for a particular season of the year because they are temporarily away from their primary residence and, subscribers who are in the process of relocating and commercial equivalent viewing units.

5
We calculate ARPU by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average subscribers for the period. We calculate average subscribers for the period by adding the number of subscribers as of the beginning of the period and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one.

6
Average monthly subscriber churn represents the number of subscribers whose service is disconnected, expressed as a percentage of the average total number of subscribers. We calculate average monthly subscriber churn by dividing the average monthly number of disconnected subscribers for the period (total subscribers disconnected, net of reconnects, during the period divided by the number of months in the period) by average subscribers for the period.

7
We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for a period by the number of gross new subscribers acquired during the period. We calculate total subscriber acquisition costs for the period by adding together "Subscriber acquisition costs" expensed during the period and the amount of cash paid for equipment leased to new subscribers during the period.

8
DIRECTV Latin America, as presented, includes the combined results of both the Sky Brasil and PanAmericana segments.

9
DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico platform.

10
Gross and net subscriber additions exclude the effect of 1,000 subscribers acquired in transactions in Brazil during 2013 and 18,000 subscribers acquired in transactions in Brazil during 2012.

11
Based on the results of an internal investigation, we have determined that, beginning in 2012, certain employees of Sky Brasil directed activities which are inconsistent with Sky Brasil's authorized policies for subscriber retention and churn management. These activities had the effect of artificially reducing churn and increasing the Sky Brasil subscriber base during portions of 2012 and 2013. As a result, subscribers who would have previously ceased receiving Sky Brasil service have been terminated as subscribers pursuant to Sky Brasil's authorized policies. We estimate that as of March 31, 2013, our subscriber count would have been approximately 200,000 lower than the number of subscribers previously reported if the identified improper actions had not been taken. See the Current Report on Form 8-K filed with the SEC on June 27, 2013 for further details. Prior year results for subscribers, churn and ARPU have not been adjusted for the findings of this investigation.

Ratio of earning to fixed charges

        The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated for both Parent and DIRECTV Holdings.

DIRECTV

	Years ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	4.86x	6.74x	5.87x	5.79x	5.62x

DIRECTV Holdings LLC

	Years ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	6.22x	6.41x	5.12x	5.05x	5.09x

RISK FACTORS

        An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, and those risk factors contained in the "Risk Factors" section of our Form 10-K, which is incorporated by reference herein, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected, the value of the notes could decline and you could lose some or all of your investment.

 Risks Related to the Notes

DIRECTV Holdings has substantial indebtedness and depends upon the earnings of its subsidiaries to make payments on its indebtedness.

        As of December 31, 2013, after giving pro forma effect to this offering, and prior to any application of the proceeds therefrom, DIRECTV Holdings, together with its subsidiaries, would have had approximately $             million of outstanding indebtedness. See "Capitalization." DIRECTV Holdings is a holding company with limited assets other than the capital stock of its subsidiaries. DIRECTV Holdings' ability to service its debt obligations is therefore dependent upon the earnings of its subsidiaries and the receipt of funds from its subsidiaries in the form of loans, dividends or other payments. DIRECTV Holdings does not have, and may not in the future have, any assets other than its ownership interests in its subsidiaries, limited programming assets and the intellectual property license from DIRECTV Group. DIRECTV Holdings' subsidiaries' ability to make any payments to DIRECTV Holdings will depend on their capacity to incur additional indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. For example, under Delaware law, DIRECTV Holdings' subsidiaries may not make distributions or pay dividends to DIRECTV Holdings if, after giving effect to those distributions or dividends, the liabilities of any such subsidiary would exceed the fair value of its assets. Although DIRECTV and DIRECTV Holdings' domestic subsidiaries will guarantee the notes, we cannot predict what the value of DIRECTV and DIRECTV Holdings' subsidiaries' assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions or dividends to us. Future borrowings by DIRECTV Holdings' domestic subsidiaries may contain restrictions or prohibitions on the payment of distributions and dividends by those subsidiaries to DIRECTV Holdings. DIRECTV's subsidiaries other than the co-issuers and the other guarantors are not obligors or guarantors of the notes. Accordingly, we cannot assure you that DIRECTV Holdings will be able to pay its principal and interest obligations on the notes in a timely manner or at all.

Restrictive covenants in the documents governing DIRECTV Holdings' indebtedness may limit its ability to undertake certain types of transactions.

        As a result of various restrictive covenants in the indentures governing DIRECTV Holdings' Existing Notes and the credit agreements governing DIRECTV Holdings' senior revolving credit facilities, DIRECTV Holdings' financial flexibility is limited in a number of ways. The indentures governing DIRECTV Holdings' Existing Notes currently subject DIRECTV Holdings and its restricted subsidiaries to significant restrictive covenants, including limits on DIRECTV Holdings and its subsidiaries' ability to place liens upon assets, consummate certain asset sales, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets.

        DIRECTV Holdings' senior revolving credit facilities require it to meet a financial ratio on an ongoing basis that may require it to take action and reduce debt or act in a manner contrary to its business objectives. Events beyond our control, including changes in general economic and business conditions, may affect DIRECTV Holdings' ability to meet that financial ratio. We cannot assure that DIRECTV Holdings will meet that test or that the lenders will waive any failure to meet that test. A breach of any of these covenants would result in a default under DIRECTV Holdings' senior revolving credit facilities and the indentures. If an event of default under DIRECTV Holdings' senior revolving credit facilities occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes.

        Notwithstanding the limits described above, the terms of DIRECTV Holdings' senior revolving credit facilities and indentures (including the indenture governing the notes) currently give us substantial flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes. For instance, the terms of DIRECTV Holdings' senior revolving credit facilities, the indentures for the Existing Notes and the indenture for the notes offered hereby allow us to incur substantial additional indebtedness and make significant restricted payments.

There are limited covenants in the indenture governing the notes.

        Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the notes. While the indenture governing the notes contains certain restrictions on DIRECTV Holdings and its subsidiaries' ability to incur additional secured indebtedness, these restrictions are subject to various exceptions and secured indebtedness incurred pursuant to such exceptions may be substantial. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities. Furthermore, none of the restrictions in the indenture or events of default will apply to DIRECTV or any of its subsidiaries other than DIRECTV Holdings and its subsidiaries.

Not all of our subsidiaries are guarantors, and claims of holders of the notes will be structurally subordinated to claims of non-guarantor subsidiaries.

        The notes are guaranteed by DIRECTV and certain of DIRECTV Holdings' domestic subsidiaries (other than the co-issuer). The remaining subsidiaries of DIRECTV, which include any subsidiary of DIRECTV that owns assets and operations of DIRECTV Latin America, are not obligors or guarantors of the notes. Holders of notes will only be creditors of the issuers and the guarantors. In the case of subsidiaries of DIRECTV that are not guarantors (other than the issuers of the notes), all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will rank effectively senior and have priority to the notes. As a result, the notes will be structurally subordinated to the prior payment of all of the debts (including trade payables) of our non-guarantor subsidiaries. DIRECTV and the non-guarantor subsidiaries of DIRECTV are not subject to any limitation on borrowing under DIRECTV Holdings' senior revolving credit facilities, the indentures for the Existing Notes or the indenture for the notes offered hereby. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries (other than the issuers of the notes), holders of their debt and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the obligors under the notes.

        As of December 31, 2013, the notes would have been effectively subordinated to $3,381 million of liabilities, excluding intercompany liabilities and redeemable noncontrolling interest, of these non-guarantor subsidiaries. The non-guarantor subsidiaries held $8,750 million of total assets, excluding intercompany assets, as of December 31, 2013 and had revenues of $7,141 million and operating profit of $776 million for the twelve months ended December 31, 2013.

We may be unable to access some or all of our cash flow from DIRECTV Latin America and its subsidiaries in the event that it is required to perform under the terms of its guarantee.

        In Venezuela, our ability to repatriate cash is limited due to government imposed exchange controls. Consequently, cash may not be available to us from DIRECTV Latin America to fund any of our obligations, including any obligations under DIRECTV's guarantee of the notes.

The notes will be effectively subordinated to our secured debt.

        The notes will be unsecured obligations of the issuers and guarantors, including DIRECTV, and will be effectively subordinated to any secured debt obligations they may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if the issuers or any guarantor is involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of their secured debt, if any, the issuers' assets and those of the guarantors that secure debt will be available to pay obligations on the notes only after all debt under their secured debt, if any, has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of Notes."

DIRECTV Holdings may be unable to repurchase the notes upon a change of control triggering event.

        There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If DIRECTV Holdings experiences a change of control triggering event, you may require it to repurchase all or a portion of your notes prior to maturity. See "Description of Notes—Change of control and rating decline." We cannot assure you that DIRECTV Holdings will have enough funds to pay its obligations under the notes upon a change of control triggering event. Any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, DIRECTV Holdings may be unable to satisfy its obligations to purchase your notes unless it is able to refinance or obtain waivers under any future indebtedness it incurs that restricts its ability to repurchase notes.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the guarantors.

        The issuers' obligations under the notes will initially be guaranteed jointly and severally by DIRECTV and certain of DIRECTV Holdings' domestic subsidiaries (other than the co-issuer). It is possible that the creditors of the guarantors may challenge the guarantees as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor either:

  •
  was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

and that guarantor:

  •
  received less than the reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

  •
  incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors;

then, there is a risk that the guarantee of that guarantor could be voided by a court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

  •
  the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Although each guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above. In a Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. In addition, the assets of DIRECTV's subsidiaries that do not guarantee the notes, which includes any subsidiary of DIRECTV that owns assets and operations of DIRECTV Latin America, will not be available to satisfy the obligations under the notes.

The notes will cease to be guaranteed if certain events occur.

        The notes are guaranteed by DIRECTV and certain of DIRECTV Holdings' domestic subsidiaries only to the extent that certain events do not occur. The notes will cease to be guaranteed by DIRECTV if DIRECTV Holdings ceases for any reason to be a "wholly owned subsidiary" (as such term is defined in Rule 1-02(aa) of Regulation S-X promulgated by the SEC) of DIRECTV. In that event, the notes will cease to be guaranteed by DIRECTV and holders will then only have a direct claim against DIRECTV Holdings LLC, DIRECTV Financing Co., Inc. and any remaining subsidiary guarantors of the notes for amounts owed to them under the notes. In addition, the notes will cease to be guaranteed by any guarantor that guarantees the notes under certain circumstances described under "Description of Notes—Brief description of the notes and the guarantees—The guarantees," including, except in the case of DIRECTV, if such guarantor is released from guaranteeing DIRECTV Holdings' senior revolving credit facilities and the Existing Notes. In the event that DIRECTV Holdings' domestic subsidiaries (other than the co-issuer) no longer guarantee DIRECTV Holdings' senior revolving credit facilities and the Existing Notes as a result of a refinancing or the repayment of the

Existing Notes, the notes will cease to be guaranteed by those subsidiaries and holders will then only have a direct claim against DIRECTV Holdings LLC, DIRECTV Financing Co., Inc. and DIRECTV (to the extent that DIRECTV's guarantee is still in place) for amounts owed to them under the notes. None of DIRECTV's subsidiaries, other than DIRECTV Holdings, DIRECTV Financing, and DIRECTV Holdings' subsidiaries is an obligor or a guarantor of the notes being offered hereby. If the notes cease to be guaranteed by DIRECTV Holdings' domestic subsidiaries, the notes will be structurally subordinated to the indebtedness and other liabilities of those domestic subsidiaries. In that case, any right that DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., if any, have to receive any assets of any of DIRECTV Holdings' domestic subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. See "Description of Notes—Brief description of the notes and the guarantees—The guarantees."

We have broad discretion in how we use the proceeds of this offering, and we may use the proceeds in ways in which you disagree.

        We will have significant discretion in how we use the net proceeds from this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of outstanding indebtedness, including our 4.750% Senior Notes due 2014, or a distribution to DIRECTV for purposes of funding repurchases under its share repurchase program and other corporate purposes. Because we have not allocated specific amounts of the net proceeds from this offering for any specific purpose, you cannot determine at this time the value or propriety of our application of the proceeds, and you may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all. Our failure to apply these funds effectively could have a negative impact on our business, results of operations or financial condition. See "Use of Proceeds."

DIRECTV may have interests that conflict with those of the noteholders.

        DIRECTV Holdings is a wholly-owned subsidiary of DIRECTV Group which in turn is a wholly-owned subsidiary of DIRECTV. As DIRECTV Holdings' parent, DIRECTV controls its fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions, including a change of control. The interests of DIRECTV as equity holder may differ from your interests as a holder of the notes. For example, DIRECTV may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though those transactions might involve risks to you as holders of the notes.

The trading market for the notes may be limited.

        The notes are a new issue of securities for which no established trading market exists. If an active trading market does not develop for the notes, noteholders may not be able to resell them. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters for this offering have advised us that they intend to make a market in the notes after completion of the offering. However, the underwriters are not obligated to do so and may discontinue market making at any time. Therefore, no assurance can be given as to the liquidity of, or trading market for, the notes. The lack of a trading market could adversely affect noteholders' ability to sell the notes and the price at which noteholders may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the number of holders of the notes, our operating results, financial performance and prospects, prevailing interest rates, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

USE OF PROCEEDS

        We expect that the net proceeds of this offering will be approximately $             million, after deducting commissions to the underwriters and expenses of this offering. The net proceeds from this offering will be used for general corporate purposes, which may include the repayment of outstanding indebtedness, including our 4.750% Senior Notes due 2014 which mature on October 1, 2014, or a distribution to DIRECTV for purposes of funding repurchases under its share repurchase program and other corporate purposes.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2013 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the notes offered hereby and prior to any application of the proceeds therefrom as described under "Summary—The Offering."

	As of December 31, 2013
(Dollars in millions)	Actual	As adjusted[1]
Cash and cash equivalents	$2,180	$

Short-term borrowings:
Commercial paper[2]	$200		$200
Long-term debt, including current portion:
Senior revolving credit facilities[3]	—		—
Borrowings under BNDES financing facility	137		137
4.750% senior notes due 2014	1,000		1,000
3.550% senior notes due 2015	1,200		1,200
3.125% senior notes due 2016	750		750
3.500% senior notes due 2016	1,499		1,499
2.400% senior notes due 2017	1,249		1,249
1.750% senior notes due 2018	744		744
5.875% senior notes due 2019	996		996
5.200% senior notes due 2020	1,299		1,299
4.600% senior notes due 2021	999		999
5.000% senior notes due 2021	1,495		1,495
3.800% senior notes due 2022	1,499		1,499
2.750% senior notes due 2023[4]	684		684
4.375% senior notes due 2029[4]	1,229		1,229
5.200% senior notes due 2033[4]	577		577
6.350% senior notes due 2040	500		500
6.000% senior notes due 2040	1,235		1,235
6.375% senior notes due 2041	1,000		1,000
5.150% senior notes due 2042	1,248		1,248
% senior notes due 20 offered hereby	—		—

Total short-term borrowings and long-term debt	19,540
Total shareholders' deficit	(6,544)

Total capitalization	$12,996	$

1
As adjusted amounts as of December 31, 2013 do not include cash provided by operations since December 31, 2013.

2
As of December 31, 2013, we had $200 million of short-term commercial paper outstanding, with a weighted average maturity of 133 days, at a weighted average yield of 0.41%, which may be refinanced on a periodic basis as borrowings mature.

3
As of December 31, 2013, our senior revolving credit facilities remained undrawn.

4
These amounts reflect the remeasurement of the aggregate principal and carrying value of our foreign currency denominated senior notes to U.S. dollars based on the exchange rates in effect at each of the dates presented.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior revolving credit facilities

        On September 28, 2012, DIRECTV Holdings and certain of its subsidiaries as guarantors, including DIRECTV Financing, and each guarantor of the notes offered hereby, including Parent, entered into: (i) a 3.5 Year Credit Agreement with a Revolving Termination Date of February 7, 2016 ("3.5 Year Credit Agreement"); and (ii) a 5 Year Credit Agreement with a Revolving Termination Date of September 28, 2017 ("5 Year Credit Agreement" and together with the 3.5 Year Credit Agreement, the "Credit Agreements"), with the lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Barclays Bank PLC, as Syndication Agent, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Bank of America, N.A., The Royal Bank of Scotland PLC and UBS Securities LLC, as Co-Documentation Agents, and Citigroup Global Markets Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and UBS Securities LLC as Joint Lead Arrangers and Joint Bookrunners.

        The 3.5 Year Credit Agreement provides for a $1.0 billion, 3.5 year, senior unsecured revolving credit facility (the "3.5 Year Facility"), all of which is presently undrawn. The 5 Year Credit Agreement provides for a $1.5 billion, five year, senior unsecured revolving credit facility (the "5 Year Facility" and together with the 3.5 Year Facility, the "senior revolving credit facilities"), all of which is presently undrawn. The Credit Agreements provide for an incremental increase in the Aggregate Revolving Commitments (as defined in the applicable Credit Agreement) of up to $500 million in the aggregate between the 3.5 Year Facility and the 5 Year Facility under certain conditions. In addition, the amounts available under the senior revolving credit facilities are subject to decrease under certain circumstances as provided for in the applicable Credit Agreement.

        We pay a commitment fee of 0.15% per year for the unused commitment under the senior revolving credit facilities. Borrowings under the Credit Agreements currently bear interest at a rate equal to the London Interbank Offer Rate (LIBOR) plus 1.25%. Both the commitment fee and the annual interest rate may increase or decrease under certain conditions due to changes in DIRECTV Holdings' long term, unsecured debt ratings.

        Borrowings under each of the senior revolving credit facilities are DIRECTV Holdings' unsecured senior obligations and rank equally in right of payment with DIRECTV Holdings' existing and future senior debt, including the notes offered hereby and the Existing Notes, and rank senior in right of payment to all of DIRECTV Holdings' future subordinated debt, if any. Obligations, as defined in the Credit Agreements, are guaranteed (as to each of the senior revolving credit facilities, the "Guarantees") by DIRECTV and all of DIRECTV Holdings' material existing domestic subsidiaries that are a signatory to the senior revolving credit facilities and by certain of DIRECTV Holdings' future domestic subsidiaries on a joint and several basis (the "Guarantors"). Neither the parent company of DIRECTV Holdings, The DIRECTV Group, Inc., nor any subsidiaries of DIRECTV or The DIRECTV Group, Inc., other than DIRECTV Holdings and certain of its subsidiaries and DIRECTV Financing, are obligors or guarantors under either of the Credit Agreements. A Guarantor may be released of its obligations under the Guarantees if no Default or Event of Default (each as defined in the Credit Agreements) shall have occurred and be continuing and such Guarantor is concurrently released from its guarantees under all of the Existing Notes, the notes offered hereby and certain notes DIRECTV Holdings may issue in the future then outstanding.

        Each of the senior revolving credit facilities requires DIRECTV Holdings to comply with a single financial covenant that the Consolidated Total Leverage Ratio (as defined in the Credit Agreements) of DIRECTV Holdings and its subsidiaries, on a consolidated basis, not be greater than 5.0:1.0 as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2012. Other covenants also apply that limits DIRECTV Holdings' or its subsidiaries' ability to, among other things,

(i) incur liens, (ii) incur additional indebtedness, (iii) merge or consolidate with another entity, (iv) materially change the nature of its business or (v) enter into certain transactions with affiliates, in each case subject to exceptions as provided in the Credit Agreements. If DIRECTV Holdings fails to comply with these or other covenants, all or a portion of its borrowings under each of the senior revolving credit facilities could become immediately payable and the senior revolving credit facilities could be terminated. DIRECTV Holdings and its subsidiaries are currently in compliance with all such covenants. Each of the senior revolving credit facilities also provides that the borrowings may be required to be prepaid if certain change-in-control events occur.

        Borrowings from each of the senior revolving credit facilities may be used for general corporate purposes, which may include a distribution to DIRECTV for share repurchases and other corporate purposes.

Existing Notes

        On September 22, 2009, DIRECTV Holdings and DIRECTV Financing issued $1.0 billion of 4.750% senior notes due 2014 and $1.0 billion of 5.875% senior notes due 2019 Notes. On March 11, 2010, DIRECTV Holdings and DIRECTV Financing issued $1.2 billion of 3.550% senior notes due 2015, $1.3 billion of 5.200% senior notes due 2020 and $500 million of 6.350% senior notes due 2040. On August 17, 2010, DIRECTV Holdings and DIRECTV Financing issued $750 million of 3.125% senior notes due 2016, $1.0 billion of 4.600% senior notes due 2021 and $1.25 billion of 6.000% senior notes due 2040. On March 10, 2011, DIRECTV Holdings and DIRECTV Financing issued $1.5 billion of 3.500% senior notes due 2016, $1.5 billion of 5.000% senior notes due 2021 and $1.0 billion of 6.375% senior notes due 2041. On March 8, 2012, DIRECTV Holdings and DIRECTV Financing issued $1.25 billion of 2.400% senior notes due 2017, $1.5 billion of 3.800% senior notes due 2022 and $1.25 million of 5.150% senior notes due 2042. On September 11, 2012, DIRECTV Holdings and DIRECTV Financing issued £750 million ($1,208 million) in aggregate principal with proceeds, net of an original issue discount, of £742 million ($1,194 million) in aggregate principal of 4.375% senior notes due 2029 (the "2029 Notes") based on an exchange rate of £1.00/$1.61 at September 11, 2012. The carrying value of the $1,229 million, as of December 31, 2013, for the 2029 Notes reflects the remeasurement of £743 million carrying value to U.S. dollars based on an exchange rate of £1.00/$1.66 at December 31, 2013. On January 10, 2013, DIRECTV Holdings and DIRECTV Financing issued $750 million of 1.750% senior notes due 2018. On May 13, 2013, DIRECTV Holdings and DIRECTV Financing issued €500 million ($650 million) in aggregate principal, with proceeds, net of original issue discount, of €497 million ($646 million) in aggregate principal of 2.750% senior notes due 2023 (the "2023 Notes") based on an exchange rate of €1.00/$1.30 at May 13, 2013. The carrying value of the $684 million, as of December 31, 2013, for the 2023 Notes reflects the remeasurement of €497 million carrying value to U.S. dollars based on an exchange rate of €1.00/$1.37 at December 31, 2013. On November 13, 2013, DIRECTV Holdings and DIRECTV Financing issued £350 million ($560 million) in aggregate principal of 5.200% senior notes due 2033 (the "2033 Notes") based on an exchange rate of £1.00/$1.60 at November 13, 2013. The carrying value of the $577 million, as of December 31, 2013, for the 2033 Notes reflects the remeasurement of £349 million carrying value to U.S. dollars based on an exchange rate of £1.00/$1.66 at December 31, 2013.

        Principal on the Existing Notes is payable upon maturity, while interest is payable semi-annually (except in the case of the 2029 Notes, the 2023 Notes and the 2033 Notes where interest is payable annually). The Existing Notes have been fully and unconditionally guaranteed, in each case guaranteed on the same basis as the notes offered hereby. The Existing Notes contain covenants that restrict DIRECTV Holdings, DIRECTV Financing and DIRECTV Holdings' subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

Commercial Paper

        On November 27, 2012, DIRECTV Holdings established a commercial paper program backed by the senior revolving credit facilities, which provides for the issuance of short-term commercial paper in the United States up to a maximum aggregate principal of $2.5 billion. As of December 31, 2013, DIRECTV Holdings had $200 million of short-term commercial paper outstanding, with a weighted average maturity of 133 days, at a weighted average yield of 0.41%, which may be refinanced on a periodic basis as borrowings mature. Aggregate amounts outstanding under the senior revolving credit facilities and commercial paper program are limited to $2.5 billion.

BNDES financing facility

        In March 2013, Sky Brasil entered into a financing facility with Banco Nacional de Desenvolvimento Econômico e Social ("BNDES"), a government owned bank in Brazil, under which Sky Brasil may borrow funds for the purchase of set-top receivers. Parent's Board has approved borrowings of up to R$500 million (or approximately $250 million at the then current exchange rate) under the facility. As of December 31, 2013, Sky Brasil had borrowings of $137 million outstanding under the BNDES facility bearing interest at a rate of 3.07% per year. Borrowings under the facility are required to be repaid in 30 monthly installments. The U.S. dollar amounts reflect the conversion of the Brazilian real denominated amounts into U.S. dollars based on the exchange rate of R$2.34/$1.00 at December 31, 2013. Borrowing under the BNDES facility mature as follows: $56 million in 2014, $58 million in 2015 and $23 million in 2016. The financing facility is collateralized by the financed set-top receivers with an original purchase price of approximately $168 million based on the exchange rate at the time of purchase.

DESCRIPTION OF NOTES

        The issuers will issue the        % Senior Notes due 20    under the base indenture, dated as of September 14, 2012, supplemented by a first supplemental indenture dated as of September 14, 2012 (relating to the 2029 Notes), a second supplemental indenture dated as of January 15, 2013 (relating to the 2018 Notes), a third supplemental indenture dated as of May 20, 2013 (relating to the 2023 Notes), a fourth supplemental indenture dated as of November 20, 2013 (relating to the 2033 Notes) and a fifth supplemental indenture to be dated March     , 2014 (collectively, the "indenture"), to which DIRECTV Holdings LLC ("DIRECTV Holdings"), DIRECTV Financing Co., Inc. ("DIRECTV Financing"), the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), will be parties. As permitted by the base indenture, certain provisions of the supplemental indenture are different from, and supersede, the corresponding provisions of the base indenture, and references in this description to the indenture are to the base indenture, as so modified. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the notes because they, and not this description, will define your rights as a holder of the notes. Copies of the proposed forms of the indenture and the notes are available to you upon request.

        You can find the definitions of some of the capitalized terms used in this section under the subheading "Certain definitions." In this section of the prospectus supplement:

  •
  the terms the "Issuer," "DIRECTV Holdings," "we," "us," "our" or similar terms refer only to DIRECTV Holdings and not to our direct parent, The DIRECTV Group Inc., or our indirect parent, DIRECTV, or any of our subsidiaries;

  •
  references to the "Co-Issuer" shall mean DIRECTV Financing, and references to the "Issuers" shall mean the Issuer and the Co-Issuer together;

  •
  references to "Parent" shall mean DIRECTV, our indirect parent and a Delaware corporation, and its successors, in each case together with each direct or indirect Subsidiary of Parent that beneficially owns any of our Equity Interests;

  •
  references to "Parent Guarantor" means DIRECTV and any of its successors which expressly assume the guarantee of Parent; and

  •
  references to "Guarantors" shall mean the Parent Guarantor and any of our Subsidiaries that guarantee the notes and their respective successors and assigns.

        The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief description of the notes and the guarantees

The notes

        The notes will be:

  •
  general unsecured obligations of the Issuers;

  •
  ranked equally in right of payment with all of the Issuers' existing and future senior debt, including the Existing Notes and the Senior Revolving Credit Facilities;

  •
  ranked senior in right of payment to all of the Issuers' future subordinated debt, if any;

  •
  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors, (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor's Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations; and

  •
  fully and unconditionally guaranteed by the Guarantors.

        Although the notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness to which the notes would be senior.

        The notes will be issued in fully registered form only, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The guarantees

        The notes will be guaranteed by the Guarantors, which currently include the Parent Guarantor and all of our material direct and indirect Domestic Subsidiaries other than the Co-Issuer. The Guarantors are the same entities that currently guarantee the Senior Revolving Credit Facilities and the Existing Notes. The Guarantees will be:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior debt of such Guarantor, including such Guarantor's guarantee of the Existing Notes and the Senior Revolving Credit Facilities;

  •
  ranked senior in right of payment to all future subordinated debt of such Guarantor, if any; and

  •
  ranked effectively junior to secured obligations to the extent of the collateral securing such obligations.

        Each Guarantor will jointly and severally guarantee the Issuers' obligations under the notes and the indenture. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks related to the notes—A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

        Each Guarantor (other than the Parent Guarantor) may consolidate with or merge into or sell its assets to us or another Guarantor, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor (other than the Parent Guarantor) may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "—Certain covenants—Merger, consolidation or sale of assets."

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

          (1)   in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation);

          (2)   if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

          (3)   in the case of any Guarantor other than the Parent Guarantor, if such Guarantor no longer guarantees or is otherwise obligated under the Senior Revolving Credit Facilities or the Existing Notes;

          (4)   in the case of the Parent Guarantor's Guarantee only, the Issuer ceases for any reason to be a "wholly owned subsidiary" (as such term is defined in Rule 1-02(aa) of Regulation S-X promulgated by the Commission) of the Parent Guarantor; or

          (5)   upon any Legal Defeasance of the indenture.

Principal, maturity and interest

        The        % Senior Notes due 20      (the "notes") will be issued in an aggregate principal amount of                . The notes are referred to herein as a "series" of notes. Additional notes of any series may be issued under the indenture from time to time in an unlimited amount. Any additional notes will be part of the same series as the applicable series of notes offered hereby and will vote on all matters with the notes of such series offered in this offering. The notes will mature on                , 20      .

        Interest on each series of notes will accrue at the applicable rate per annum set forth on the cover page of this prospectus supplement, and will be payable semi-annually in cash on                and                , beginning                , 2014, to holders of record on the immediately preceding                and                 , respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes will be computed on the basis of a 360 day year of twelve 30 day months.

Optional redemption

        Prior to                , 20      (three months prior to the maturity date of the notes) we may redeem all or any portion of the notes of any series outstanding at a redemption price (calculated by us) equal to the greater of:

  •
  100% of the aggregate principal amount of the notes to be redeemed, and

  •
  an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus                basis points,

  •
  plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

        In addition, on or after                , 20      (three months prior to the maturity date of the notes) we may redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

        "Comparable Treasury Issue" means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of a note being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date for any note: (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if we are given fewer than four Reference Treasury Dealer Quotations, the average of all quotations provided to us.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by us.

        "Reference Treasury Dealer" means four primary U.S. Government securities dealers to be selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for any note, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, at the time of computation, (1) the semi-annual equivalent yield to maturity of the United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date.

Selection and notice

        If less than all of the notes of any series are to be redeemed at any time, selection of notes of such series for redemption will be made in accordance with the procedures of the depositary; provided that no notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be transmitted at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

Change of control and rating decline

        Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to each holder stating:

          (1)   that the Change of Control Offer is being made pursuant to the covenant entitled "Change of control and rating decline";

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

          (4)   that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such notes purchased;

          (6)   that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

          (7)   any other information material to such holder's decision to tender notes.

        We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes required in the event of a Change of Control Triggering Event. Due to the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered upon a Change of Control Triggering Event. See "Risk Factors—Risks related to the notes—We may be unable to purchase the notes upon a change of control triggering event." If we fail to repurchase all of the notes tendered for purchase upon a Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we are unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See "—Events of default."

        Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain any provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain covenants

        Limitation on liens.    The indenture will provide that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, create or assume any Indebtedness for borrowed money that is secured by a Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

        Limitation on sale and leasebacks.    The indenture will provide that we will not, and will not permit any of our Subsidiaries to, enter into any arrangement with any person pursuant to which we or any of our Subsidiaries leases any property that has been or is to be sold or transferred by us or our Subsidiaries to such person (a "Sale and Leaseback Transaction"), except that a Sale and Leaseback Transaction is permitted if we or such Subsidiary would be entitled to secure the property to be leased by a Lien (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the "Attributable Debt").

        In addition, permitted Sale and Leaseback Transactions not subject to the limitation above and not included in calculating Attributable Debt for purposes of the provisions described in "—Limitation on liens" above include:

  •
  temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between only us and a Subsidiary of ours or only between our Subsidiaries; and

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  leases of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

        Limitation on activities of the co-issuer.    The indenture will provide that DIRECTV Financing may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Subsidiary of the Issuer, the incurrence of Indebtedness as a co-obligor or guarantor of the notes, the Senior Revolving Credit Facilities and any other Indebtedness incurred by the Issuer. Neither the Issuer nor any Subsidiary of the Issuer shall engage in any transactions with DIRECTV Financing in violation of the immediately preceding sentence.

        Additional subsidiary guarantees.    If any of our Domestic Subsidiaries, including any Domestic Subsidiary that we or any of our Subsidiaries may organize, acquire or otherwise invest in after the date of the indenture that is not a Guarantor guarantees or becomes otherwise obligated under the Senior Revolving Credit Facilities or the Existing Notes, then such Domestic Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Subsidiary. Thereafter, such Domestic Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Domestic Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Domestic Subsidiary from issuing a Guarantee, such Domestic Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that any such Guarantee shall be released as provided under the last paragraph above under "—The guarantees."

        Merger, consolidation or sale of assets.    The indenture will provide that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

          (a)   we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        The indenture will provide that each Guarantor (other than the Parent Guarantor or any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

          (a)   the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consideration or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        Any successor to all or substantially all of the assets of the Parent Guarantor will not be required to provide a guarantee of the notes.

        Reports.    Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the indenture will provide that the Issuers will furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Issuers; provided, however, that to the extent such reports are filed with the Commission and publicly available, no additional copies need be provided to holders of the notes. The Issuers will be deemed to have satisfied the requirements of this paragraph if (i) any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods and (ii) the Issuers are not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by such Parent.

Events of default

        The indenture will provide that each of the following constitutes an Event of Default with respect to each series of notes:

          (a)   default for 30 days in the payment when due of interest on the notes of such series;

          (b)   default in payment when due of principal of or premium, if any, on the notes of such series at maturity, upon repurchase, redemption or otherwise;

          (c)   failure to comply with the provisions described under "—Change of control and rating decline" or "—Certain covenants—Merger, consolidation or sale of assets";

          (d)   default under any other provision of the indenture or the notes of such series, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of such series;

          (e)   there shall occur any (i) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us and any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more or (ii) "Event of Default" under and as defined in any indenture governing any of the Existing Notes (but only for so long as the Existing Notes issued thereunder remain outstanding and such "Event of Default" has not been cured or waived, in accordance with such indenture) whether or not any of the Existing Notes have been accelerated in accordance with the terms of the indentures governing the Existing Notes;

          (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (g)   failure by us and any of our Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $100 million or more, which judgments are not stayed within 60 days after their entry;

          (h)   certain events of bankruptcy or insolvency with respect to DIRECTV Holdings, DIRECTV Financing or any Significant Subsidiary of DIRECTV Holdings (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

          (i)    any Guarantee of a Significant Subsidiary with respect to the notes of such series shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee of such series of notes.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of any series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to DIRECTV Holdings or DIRECTV Financing described in clause (h) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of any series may direct the Trustee in its exercise of any trust or power with respect to such series. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

        In the event the notes are accelerated as a result of an Event of Default specified in clause (e)(ii) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without action by the Trustee or the Holders, if (i) such rescission would not conflict with any judgment or decree and (ii) within 60 days following the occurrence of such Event of Default:

          (1)   the applicable Existing Notes have been redeemed, repaid or discharged in full; or

          (2)   the Trustee thereunder or the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to the Event of Default; or

          (3)   the default that is the basis for the Event of Default has been cured.

        The holders of a majority in aggregate principal amount then outstanding of the notes of any series, by notice to the Trustee, may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the notes of such series.

        We will be required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, owners, employees, incorporators and stockholders

        No director, owner, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

        The indenture will provide that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding notes of such series ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of the applicable series, except for:

          (a)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, or on the redemption date, as the case may be;

          (b)   our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c)   the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the indenture.

        In addition, the indenture will provide that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of default" will no longer constitute an Event of Default with respect to the notes of the applicable series.

        In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture will provide that with respect to the notes of any series:

            (i)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash issued in the currency in which the notes of the applicable series are denominated, noncallable obligations of the government which issued the currency in which the notes of the applicable series are denominated, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable optional redemption date, as the case may be;

           (ii)  in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by, the Internal Revenue Service a ruling or

            (B)  since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii)  in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

           (v)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (vi)  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

         (vii)  we shall have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the notes of such series have been complied with.

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect as to all outstanding notes of any series when:

          (1)   either:

            (a)   all the notes of such series, theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year of the date of deposit or are to be called for redemption within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the indenture by the Issuer; and

          (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of notes have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Amendment, supplement and waiver

        Except as provided in the next paragraph, the Issuers and the Trustee may enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of the notes of any series issued thereunder with the consent of the holders of not less than a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange for notes of such series), and any existing default or compliance with any provision of the indenture or the notes of such series may be waived with the consent of the holders of a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange for the notes).

        Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a nonconsenting holder):

          (1)   change the maturity of the principal of, or any installment of principal of or interest on, any series of notes;

          (2)   reduce the principal amount of notes of any series which would be due and payable upon a declaration of acceleration of the maturity thereof, or reduce the rate of interest on any series of notes or alter the provisions with respect to the amount of redemption premium on the notes;

          (3)   change the coin or currency in which the principal of or premium, if any, or interest on any series of notes is payable;

          (4)   impair the right of any holder of notes to institute suit for the enforcement of any such payment on or after the maturity of the note (or, in the case of redemption, on or after the redemption date);

          (5)   reduce the percentage in principal amount of the notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture;

          (6)   modify any of the provisions relating to amendments to the indenture with the consent of holders of notes, to waivers of past Defaults or covenants or the rights of holders of notes to receive payments of principal of or interest on the notes, except to increase any such percentage or to provide that certain other provisions of this indenture cannot be modified or waived without the consent of the holder of each outstanding series of notes affected thereby; or

          (7)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event after such Change of Control Triggering Event has occurred.

        Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture or the notes or the Guarantees to add to the covenants for the benefit of the holders of all or any series of notes or to surrender any right or power herein conferred upon the Issuers; to provide for the assumption of the obligations of the Issuers or any Guarantor to the holders of the notes in the case of a merger or consolidation; to add any additional Events of Default for the benefit of the holders of all or any series of notes; to add one or more guarantees for the benefit of holders of the notes; to secure the notes; to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one Trustee; to comply with the rules of any applicable depositary of the notes; to provide for uncertificated notes or Guarantees in addition to or in place of certificated notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); to cure any ambiguity, defect or inconsistency; to comply with requirements of the Commission in order to effect or maintain the qualification hereof under the Trust Indenture Act; or to make any other change that would provide any additional rights or benefits to the holders of the notes of any series or that does not adversely affect the legal rights of any holder of notes of any series in any material respect.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the trustee

        The indenture will contain certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuers and their Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

        With respect to the notes of any series, the holders of a majority in principal amount of the then outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (i)  this sentence shall not limit the preceding sentence of this paragraph;

           (ii)  the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

        Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

        The notes of each series initially will be represented by one or more global notes in registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of global notes for certificated notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or ours. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between participants and DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the relevant series of notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for certificated notes if:

          (1)   DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes; or

          (3)   there has occurred and is continuing an Event of Default with respect to the applicable series of notes.

        In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depositary. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. Any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Certain definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2014 Notes" means $1,000 million of 4.750% Senior Notes due 2014 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2015 Notes" means $1,200 million of 3.550% Senior Notes due 2015 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2016 Notes" means $750 million of 3.125% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "3.500% 2016 Notes" means $1,500 million of 3.500% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2017 Notes" means $1,250 million of 2.400% Senior Notes due 2017 issued by us and DIRECTV Financing under an indenture dated as of March 8, 2012.

        "2018 Notes" means $750 million of 1.750% Senior Notes due 2018 issued by us and DIRECTV Financing under an indenture dated as of September 14, 2012, as amended by the first supplemental indenture dated as of September 14, 2012 and the second supplemental indenture dated as of January 15, 2013.

        "2019 Notes" means $1,000 million of 5.875% Senior Notes due 2019 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2020 Notes" means $1,300 million of 5.200% Senior Notes due 2020 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2021 Notes" means $1,000 million of 4.600% Senior Notes due 2021 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "5.000% 2021 Notes" means $1,500 million of 5.000% Senior Notes due 2021 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2022 Notes" means $1,500 million of 3.800% Senior Notes due 2022 issued by us and DIRECTV Financing under an indenture dated as of March 8, 2012.

        "2023 Notes" means €500 million of 2.750% Senior Notes due 2023 issued by us and DIRECTV Financing under an indenture dated as of September 14, 2012, as amended by the first supplemental indenture dated as of September 14, 2012, the second supplemental indenture dated as of January 15, 2013 and the third supplemental indenture dated as of May 20, 2013.

        "2029 Notes" means £750 million of 4.375% Senior Notes due 2029 issued by us and DIRECTV Financing under an indenture dated as of September 14, 2012, as amended by the first supplemental indenture dated as of September 14, 2012.

        "2033 Notes" means £350 million of 5.200% Senior Notes due 2033 issued by us and DIRECTV Financing under an indenture dated as of September 14, 2012, as amended by the first supplemental indenture dated as of September 14, 2012, the second supplemental indenture dated as of January 15, 2013, the third supplemental indenture dated as of May 20, 2013 and the fourth supplemental indenture dated as of November 20, 2013.

        "2040 Notes" means $500 million of 6.350% Senior Notes due 2040 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010, as amended by the first supplemental indenture dated as of November 14, 2011.

        "6.000% 2040 Notes" means $1,250 million of 6.000% Senior Notes due 2040 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2041 Notes" means $1,000 million of 6.375% Senior Notes due 2041 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2042 Notes" means $1,250 million of 5.150% Senior Notes due 2042 issued by us and DIRECTV Financing under an indenture dated as of March 8, 2012.

        "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or their or our respective Subsidiaries or an officer of Parent or us or their or our respective Subsidiaries with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

        "Board of Directors" means (a) with respect to any person that is a corporation, the Board of Directors of such person or any duly authorized committee thereof and (b) as to any other person, the functionally comparable body of such person or any duly authorized committee thereof.

        "Capital Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

        "Change of Control" means the occurrence of any one of the following:

          (1)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Parent Company becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares; or

          (2)   the adoption of a plan relating to the liquidation or dissolution of us.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

        "Consolidated Total Assets" means, for any period, the consolidated total assets of the Issuer and its Subsidiaries, set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Domestic Subsidiaries" shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Notes" means the 2014 Notes, the 2015 Notes, the 2016 Notes, the 3.500% 2016 Notes, the 2017 Notes, the 2018 Notes, the 2019 Notes, the 2020 Notes, the 2021 Notes, the 5.000% 2021 Notes, the 2022 Notes, the 2023 Notes, the 2029 Notes, the 2033 Notes, the 2040 Notes, the 6.000% 2040 Notes, 2041 Notes and the 2042 Notes.

        "Existing Satellites" means the following satellites: DIRECTV 1R, DIRECTV 4S, DIRECTV 5, DIRECTV 7S, DIRECTV 8, DIRECTV 9S, DIRECTV 10, DIRECTV 11, DIRECTV 12, Spaceway 1 and Spaceway 2.

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Foreign Currency Obligations" means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.

        "GAAP" means United States generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantee" means a guarantee by a Guarantor of the notes.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes the guarantee of items that would be included within this definition.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch). In the event that we shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

        "Parent Company" means each of (a) DIRECTV and (b) any direct or indirect Subsidiary of Parent that owns any of our Capital Stock.

        "Permitted Liens" means with respect to the notes of any series:

          (a)   Liens securing the notes of such series and Liens securing any Guarantee of such notes;

          (b)   Liens securing Purchase Money Indebtedness; provided that such Liens do not extend to any assets of us or our Subsidiaries other than the assets so acquired;

          (c)   Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment or the purchase price or construction, improvement or launch of satellites (other than Existing Satellites) for use in our business or the business of any Subsidiary; provided that such Liens do not apply to any assets other than the property acquired, constructed or improved or the satellite constructed, improved or launched (and in the case of any such satellite, other than any Existing Satellite, the related orbital slots, licenses and other related assets);

          (d)   Liens on property of a person existing at the time such person is merged into or consolidated with us or any Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

          (e)   Liens on property of a Subsidiary of the Issuer at the time that it becomes a Subsidiary of the Issuer pursuant to the terms of the indenture; provided that such Liens were not incurred in connection with, or contemplation of, becoming a Subsidiary of the Issuer;

          (f)    Liens on property existing at the time of acquisition thereof by us or any Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any Subsidiary of the Issuer other than the property so acquired;

          (g)   Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

          (h)   Liens existing on the date of the indenture securing Indebtedness existing on the date of the indenture;

          (i)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (j)    any interest or title of a lessor under any Capital Lease Obligations;

          (k)   Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us or any of our Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (l)    easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

          (m)  normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (n)   Liens not provided for in clauses (a) through (m) above securing Indebtedness incurred in compliance with the terms of the indenture so long as the notes of such series are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the notes of such series, such Lien shall be subordinated to and be later in priority than the notes of such series on the same basis;

          (o)   extensions, renewals or refundings of any Liens referred to in clauses (a) through (n) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced; and

          (p)   other Liens arising in connection with our Indebtedness and our Subsidiaries' Indebtedness, in an aggregate principal amount for us and our Subsidiaries together with the amount of Attributable Indebtedness incurred in connection with Sale and Leaseback Transactions, not exceeding at the time such lien is issued, created or assumed 15% of our Consolidated Total Assets.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Purchase Money Indebtedness" means (i) Indebtedness incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of Persons that are not Affiliates of the Company or the Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) so long as such Indebtedness is without recourse to the Company or any of its Subsidiaries or any of their respective assets, other than to the assets so purchased; or (ii) Indebtedness which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

        "Ratings Decline" means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by us or any

Parent Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the "Trigger Period"), the rating of the notes shall be reduced by at least two Rating Agencies and the notes shall be rated below Investment Grade by each of the Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have had a Ratings Decline to below Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

        "Senior Revolving Credit Facilities" means any credit agreement to which the Issuer and/or one or more of its Domestic Subsidiaries is party from time to time including without limitation the 3.5 year credit agreement with a revolving termination date of February 7, 2016 ("3.5 Year Credit Agreement") and the 5 year credit agreement with a revolving termination date of September 28, 2017 ("5 Year Credit Agreement" and together with the 3.5 Year Credit Agreement, the "Credit Agreements"), each of the Credit Agreements dated as of September 28, 2012, by and among the Issuer, as borrower, the lenders party thereto from time to time, Citibank, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Bank of America, N.A., The Royal Bank of Scotland PLC and UBS Securities LLC, as co-documentation agents, and Citigroup Global Markets Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and UBS Securities LLC as joint lead arrangers and joint bookrunners, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

        "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        "Voting Stock" with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such person.

        "Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following generally summarizes certain U.S. federal income and, to a limited extent under the caption "Non-U.S. Holders," estate tax aspects of the acquisition, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of his, her or its personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, brokers, traders that mark-to-market their securities, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," as part of a "hedge" against currency risk, or as part of a "conversion transaction," U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, regulated investment companies, real estate investment trusts, expatriates and former long-term residents of the United States, U.S. persons subject to the alternative minimum tax, partnerships, other pass-through entities and investors in pass-through entities that hold the notes. In addition, this discussion is generally limited to the tax consequences to initial holders that purchase the notes at their "issue price," which for this purpose is the first price at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to a limited extent under the caption "Non-U.S. Holders," any possible applicability of the U.S. federal gift or estate tax law, nor does it address the Medicare tax with respect to certain investment income. In addition, for U.S. federal income tax purposes only, the notes will be treated as issued by DIRECTV Group and references in this discussion under the caption "Certain United States federal tax considerations" to "we," "us," and "our" are to DIRECTV Group.

        This summary is based upon current provisions of the Code, existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the acquisition, ownership and disposition of the notes that are different from those discussed below.

        PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME, MEDICARE, ESTATE AND GIFT TAX LAWS, AS WELL AS THE LAW OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. Holders

        For purposes of the following discussion, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        Stated Interest.    Interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

        Sale, Exchange, Redemption or Retirement of the Notes.    Unless a non-recognition provision applies, upon the disposition of a note by sale, exchange, redemption or retirement, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts attributable to accrued interest, which amounts would be treated as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder's adjusted tax basis in such note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, decreased by the amount of any payments (other than payments of qualified stated interest) on the note. Such gain or loss from the disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In the case of a non-corporate U.S. Holder, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

        Additional Payments.    In certain circumstances, the notes provide for the payment of certain amounts in excess of the accrued interest and principal. Because of this, the notes could be subject to rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a debt instrument is not a contingent payment debt instrument merely because of contingencies that, in the aggregate, as of the issue date, are "remote" or are considered to be "incidental." We intend to take the position that, for purposes of the Contingent Payment Regulations, the prospective payment of such additional amounts is a "remote" and/or "incidental" contingency, and this discussion assumes that our position will be respected. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless such holder explicitly discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this position, the tax consequences of holding and disposing of a note would differ from the consequences described herein.

        Satisfaction and Discharge.    Were we to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under "Description of Notes—Satisfaction and discharge," such discharge would generally be deemed to constitute a taxable exchange of the outstanding notes for other property—namely, the funds deposited with the Trustee. In such case, a U.S. Holder generally would be required to recognize income and capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under "—Sale, Exchange, Redemption or Retirement of the Notes." In addition, after such deemed exchange, a U.S. Holder also may be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

        Backup Withholding and Information Reporting.    A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and backup withholding at the then applicable rate

(currently 28%) with respect to payments of interest on, and gross proceeds from a sale, exchange, redemption, retirement or other disposition of, a note (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of notes—Satisfaction and discharge"), and any payments with respect to the property or rights to the property deemed to have been received as described above under "—Satisfaction and discharge." These backup withholding rules apply if the U.S. Holder, among other things:

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  fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor;

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  furnishes an incorrect TIN;

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  is notified it is subject to backup withholding because such holder previously failed to properly report interest or dividends;

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  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding; or

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  otherwise fails to comply with applicable requirements of the backup withholding rules.

        A U.S. Holder of a note that does not provide his, her or its correct TIN may be subject to penalties imposed by the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption is properly established. U.S. Holders of notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption. U.S. Holders that are not corporations or tax-exempt organizations generally will be subject to information reporting requirements.

        Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is timely provided to the IRS.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is a beneficial owner and that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than a U.S. Holder (a "Non-U.S. Holder"). Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be "Non-U.S. Holders" for purposes of the U.S. federal income tax discussion, but not for the purpose of the U.S. federal estate tax discussion, and vice versa. For purposes of the discussion below, interest and any gain on the sale, exchange, redemption, retirement or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

        As described in "U.S. Holders—Additional Payments," this discussion assumes that the notes will not be subject to the Contingent Payment Regulations.

        Stated Interest.    Subject to the discussions of backup withholding and "FATCA Legislation" below, generally, interest (including additional interest, if any) paid to a Non-U.S. Holder of a note will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exception if the Non-U.S. Holder:

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  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

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  is not a bank described in Section 881(c)(3)(A) of the Code; and

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  certifies, under penalties of perjury, on a properly executed Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a United States person and provides such holder's name and address.

        The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

        Unless an applicable treaty otherwise provides, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% gross rate. In addition, in the case of a Non-U.S. Holder that is a corporation, any effectively connected earnings and profits may be subject to a 30% branch profits tax, unless an applicable treaty otherwise provides.

        To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income not exempt under a treaty) or Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder that is claiming the benefits of a treaty will be required to obtain and to provide a TIN (or, for interest payable after June 30, a foreign taxpayer identifying number) unless the notes are actively traded property under applicable Treasury regulations. If the notes are actively traded, in certain circumstances the Non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

        Sale, Exchange, Redemption or Retirement of notes.    Except as described below and subject to the discussions concerning backup withholding and "FATCA Legislation," any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a note (including a redemption or a repurchase in the event of Change of Control Triggering Event or a discharge, as described above under "Description of Notes—Satisfaction and discharge") generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is U.S. trade or business income, in which case the Non-U.S. Holder generally will be taxed as discussed above under "—Stated Interest"; or

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  subject to certain exceptions, the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

        Payments received on a disposition that are attributable to accrued stated interest will be treated in accordance with the rules applicable to payments of stated interest (and described above).

        Satisfaction and Discharge.    As described above under "U.S. Holders—Satisfaction and discharge," a Non-U.S. Holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

        Federal estate tax.    Any notes held (or treated as held) by an individual who is a Non-U.S. Holder (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income. Individuals should consult with their tax advisors regarding the possible application of the U.S. federal estate tax to their particular circumstances, including the effect of any applicable treaty.

        Information reporting and backup withholding.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of Notes—Satisfaction and discharge") of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of Notes—Satisfaction and discharge") of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a U.S. person or has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a repurchase in the event of a Change of Control Triggering Event or a discharge, as described above under "Description of Notes—Satisfaction and discharge") of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

        In addition, in general, any payments with respect to the property or rights to the property deemed to have been received, as described above under "Description of Notes—Satisfaction and discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, and the payor does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is timely provided to the IRS.

        All certifications described above under the heading "—Non-U.S. Holders" are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker had actual knowledge or reason to know that the certification is false).

FATCA Legislation

        Chapter 4 of the Code ("FATCA") generally applies to payments made after June 30, 2014 (in the case of interest payments) and December 31, 2016 (in the case of disposition proceeds), with respect to debt issued by a U.S. person. These new withholding rules generally are only effective for notes issued on or after July 1, 2014. Were FATCA applicable to the notes, we or our paying agent (in its capacity as such) would be required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of a sale or other disposition of our obligations would be required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution entered into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provided the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or (iii) the payee was otherwise exempt from, or deemed compliant with, the requirements of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA might apply to payments made after the deemed exchange discussed above under "—Satisfaction and Discharge." Withholding under FATCA might be applicable even if payments on the notes are otherwise not subject to withholding. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in the notes.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL INCOME, MEDICARE, ESTATE AND GIFT TAX LAWS AND STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

        Subject to the terms and conditions in the underwriting agreement between us and the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes due 20
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Total	$

        The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

        The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to        % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to        % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        In the underwriting agreement, we have agreed that:

  •
  We will pay our expenses related to the offering, which we estimate will be approximately $            .

  •
  We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The notes are a new issue of securities, and there is currently no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue without notice any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

        You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Conflict of Interest

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. In addition, affiliates of certain of the underwriters are party to the Credit Agreements as agents and lenders.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuers or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters and their respective affiliates may hold investments in our debt and equity securities, including in our 4.750% Senior Notes due 2014.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public which are the subject of the offering contemplated by this prospectus in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuers;

          (b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuers or the guarantors; and

          (c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes and guarantees on behalf of the issuers. Certain legal matters in connection with the offering will be passed upon for the underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from DIRECTV's Annual Report on Form 10-K, and the effectiveness of DIRECTV's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

DIRECTV HOLDINGS LLC
DIRECTV FINANCING CO., INC.
DEBT SECURITIES

DIRECTV
DIRECTV CUSTOMER SERVICES, INC.
DIRECTV ENTERPRISES, LLC
DIRECTV HOME SERVICES, LLC
DIRECTV MERCHANDISING, INC.
DIRECTV, LLC
LABC PRODUCTIONS, LLC
GUARANTEES

        DIRECTV Holdings LLC ("DIRECTV Holdings") and DIRECTV Financing Co., Inc. ("DIRECTV Financing") may from time to time offer to sell their debt securities, which will be fully and unconditionally guaranteed by DIRECTV, ("Parent") and/or one or more of the additional registrants, each of which is a direct or indirect wholly-owned subsidiary of DIRECTV Holdings.

        DIRECTV Holdings and DIRECTV Financing may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. DIRECTV Holdings and DIRECTV Financing will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. DIRECTV Holdings and DIRECTV Financing will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        The principal executive office of the registrants is located at 2260 East Imperial Highway, El Segundo, California 90245, and their telephone number at that address is (310) 964-5000.

        Investing in the securities involves risks. See "Risk Factors" on page 5 of this prospectus to read about factors you should consider before investing in the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is August 6, 2013

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ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the matters addressed in such statements.

        You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us" and "our" are to DIRECTV and its consolidated subsidiaries, including DIRECTV Holdings and DIRECTV Holdings' subsidiaries including DIRECTV Financing and the additional registrants.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. Such filed reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330.

        The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov.

        Our Internet website is www.directv.com. We make available free of charge on such website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

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 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 21, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed on May 8, 2013 and for the quarter ended June 30, 2013, filed on August 2, 2013;

  •
  our Current Reports on Form 8-K filed with the SEC on January 15, 2013, February 15, 2013, May 7, 2013 (Film No. 13819406), May 16, 2013, May 20, 2013 and June 27, 2013; and

  •
  any of our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Corporate Secretary, DIRECTV, 2260 East Imperial Highway, El Segundo, California 90245, Telephone No. (310) 964-5000.

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 PROSPECTUS SUMMARY

Business

        We are a leading provider of digital television entertainment in the United States and Latin America. We operate two direct-to-home, or DTH, business units: DIRECTV U.S. and DIRECTV Latin America, which are differentiated by their geographic location and are engaged in acquiring, promoting, selling and distributing digital entertainment programming primarily via satellite to residential and commercial subscribers. In addition, we currently own two regional sports networks, or RSNs, and have a non-controlling interest in a third. We also own a 42% interest in Game Show Network, LLC, or GSN, a television network dedicated to game-related programming and Internet interactive game playing. We account for our investment in GSN using the equity method of accounting.

  •
  DIRECTV U.S.  DIRECTV Holdings and its subsidiaries, or DIRECTV U.S., is the largest provider of DTH digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States. As of June 30, 2013, DIRECTV U.S. had approximately 20.0 million subscribers.

  •
  DIRECTV Latin America.  DIRECTV Latin America Holdings, Inc. and its subsidiaries, or DIRECTV Latin America, is a leading provider of DTH digital television services throughout Latin America. DIRECTV Latin America is comprised of: PanAmericana, which provides services in Argentina, Chile, Colombia, Ecuador, Puerto Rico, Venezuela and certain other countries in the region, and Sky Brasil Servicos Ltda., or Sky Brasil, which is a 93% owned subsidiary. DIRECTV Latin America also includes our 41% equity method investment in Innova, S. de R.L. de C.V., or Sky Mexico, which we include in the PanAmericana segment. As of June 30, 2013, PanAmericana had approximately 5.9 million subscribers, Sky Brasil had approximately 5.2 million subscribers and Sky Mexico had approximately 5.6 million subscribers.

  •
  DIRECTV Sports Networks.  DIRECTV Sports Networks LLC and its subsidiaries, or DSN, is comprised primarily of two wholly owned regional sports networks based in Denver, Colorado and Pittsburgh, Pennsylvania, and a regional sports network based in Seattle, Washington in which DSN retains a noncontrolling interest, each of which operates under the brand name ROOT Sports. On April 16, 2013, DSN transferred 100% of its interest in a regional sports network based in Seattle, Washington, or DSN Northwest, to NW Sports Net LLC and took back a non-controlling interest in NW Sports Net LLC. See Note 2 to the unaudited consolidated financial statements in our June 30, 2013 Form 10-Q and incorporated by reference herein for further discussion of this transaction.

        Through DIRECTV U.S., we provide approximately 20.0 million subscribers with access to hundreds of channels of digital-quality video entertainment and audio programming that we transmit directly to subscribers' homes or businesses via high-powered geosynchronous satellites. We also provide video-on-demand, or VOD, by "pushing" top-rated movies onto customers' digital video recorders, or DVRs, for instant viewing, as well as via broadband to our subscribers who have connected their set-top receiver to their broadband service.

        We believe we provide one of the most extensive collections of programming available in the MVPD industry, including over 185 national high-definition, or HD, television channels and five dedicated 3D channels. In addition, we offer VOD service, named DIRECTV CINEMA®, which provides a selection of over 10,000 movie and television programs to our broadband-connected subscribers. As of December 31, 2012, we provided local channel coverage to markets covering over 99% of U.S. television households, 98% in HD.

        We also provide premium professional and collegiate sports programming such as the NFL SUNDAY TICKET® package, which allows subscribers to view the largest selection of NFL games

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available each Sunday during the regular season. Under our contract with the NFL, we have exclusive rights to provide this service through the 2014 season, including rights to provide related broadband, HD, VOD, interactive and mobile services.

        To subscribe to the DIRECTV® service, subscribers sign up for our service directly through us or our national retailers, independent satellite television retailers or dealers, or regional telephone companies, which we refer to as telcos. We or one of our home service providers or dealers install the receiving equipment. The receiving equipment, which we refer to as a DIRECTV® System, consists of a small receiving satellite dish antenna, one or more digital set-top receivers, which are typically leased to the subscriber, and remote controls. After acquiring and installing a DIRECTV System, subscribers activate the DIRECTV service by contacting us and subscribing to one of our programming packages that are tailored to appeal to specific segments of existing and potential customers.

        DIRECTV Latin America is a leading provider of DTH digital television services throughout Latin America. DIRECTV Latin America provides a wide selection of local and international digital-quality video entertainment and audio programming under the DIRECTV and SKY brands to approximately 5.9 million subscribers in PanAmericana and approximately 5.2 million subscribers in Brazil. Our affiliate, Sky Mexico, has approximately 5.6 million subscribers. Including Sky Mexico, DIRECTV and SKY provide service to more than 16.7 million subscribers throughout the region.

        We believe we provide one of the most extensive collections of programming available in the Latin America pay television market, including HD sports video content and the most innovative interactive technology across the region. In addition, we have the unique ability to sell superior offerings of our differentiated products and services on a continent-wide basis at a lower cost compared to our competition. As of December 31, 2012, we provided service to 24% of pay television households in PanAmericana, 31% of pay television households in Brazil and 37% of pay television households in Mexico.

Corporate Information

        Our registered and principal executive offices are located at 2260 East Imperial Highway, El Segundo, California 90245, and the telephone number at that address is (310) 964-5000.

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RISK FACTORS

        Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under "Item 1A—Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled "Where You Can Find More Information" in this prospectus. The risks and uncertainties discussed in the documents incorporated by reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

        The risk factors discussed under "Item 1A—Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus, could cause our results to differ materially from those expressed in forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include the risks described below.

  •
  Levels of competition are increasing.

  •
  Emerging digital media competition could materially adversely affect us.

  •
  We depend on others to produce programming and programming costs are increasing.

  •
  Increased subscriber churn or subscriber upgrade and retention costs could materially adversely affect our financial performance.

  •
  Our subscriber acquisition costs could materially increase.

  •
  Results are impacted by the effect of, and changes in, economic conditions and weakening economic conditions may reduce subscriber spending and our rate of growth of subscriber additions and may increase subscriber churn.

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  •
  DIRECTV Latin America is subject to various additional risks associated with doing business internationally, which include political and economic instability and foreign currency exchange rate volatility and controls.

  •
  Our ability to keep pace with technological developments is uncertain.

  •
  Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

  •
  We rely on key personnel.

  •
  Construction or launch delays on satellites could materially adversely affect our revenues and earnings.

  •
  Satellites are subject to significant launch and operational risks.

  •
  The loss of a satellite that is not insured could materially adversely affect programming availability and our earnings.

  •
  DIRECTV U.S. depends on the Communications Act (as defined in our Annual Report on Form 10-K for the year ended December 31, 2012) for access to cable-affiliated programming and changes impacting that access could materially adversely affect us.

  •
  Changes to and implementation of statutory copyright license requirements may negatively affect our ability to deliver local and distant broadcast stations, as well as other aspects of our business.

  •
  Satellite programming signals have been stolen and may be stolen, which could result in lost revenues and would cause us to incur incremental operating costs that do not result in subscriber acquisition.

  •
  The ability to maintain FCC licenses and other regulatory approvals is critical to our business.

  •
  DIRECTV U.S. has significant debt.

  •
  We may not be able to obtain or retain certain foreign regulatory approvals.

  •
  We have an indemnity obligation to Liberty Media (as defined in our Annual Report on Form 10-K for the year ended December 31, 2012), which is not limited in amount or subject to any cap, that could be triggered if parts of the Liberty Transaction or Liberty's 2008 Transaction (both as defined in our Annual Report on Form 10-K for the year ended December 31, 2012) with News Corporation are treated as a taxable transaction.

  •
  We may be required to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

  •
  We rely on network and information systems and other technology, and a disruption or failure of such networks, systems or technology as a result of misappropriation of data or other malfeasance, as well as outages, natural disasters, accidental releases of information or similar events, may disrupt our business.

  •
  We face risks arising from the outcome of various legal proceedings.

  •
  Our strategic initiatives may not be successfully implemented, may not elicit the expected customer response in the market and may result in competitive reactions.

  •
  Those and the other factors that are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2012.

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        There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated for both Parent and DIRECTV Holdings.

DIRECTV

	Years ended December 31,					Six months ended June 30, 2013
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	6.71x	4.86x	6.74x	5.87x	5.79x	5.44x

DIRECTV Holdings LLC

	Years ended December 31,					Six months ended June 30, 2013
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	6.81x	6.22x	6.41x	5.12x	5.05x	5.49x

USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any debt securities that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and distributions to DIRECTV for such purposes or to repurchase shares of its common stock. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

        We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

        We may sell the debt securities described in this prospectus from time to time in one or more transactions:

  •
  to purchasers directly;

  •
  to underwriters for public offering and sale by them;

  •
  through agents;

  •
  through dealers; or

  •
  through a combination of any of the foregoing methods of sale.

        We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are

7

offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

        The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

        Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

        Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

        If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

        Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, will pass upon the validity of any debt securities and guarantees offered by DIRECTV Holdings, DIRECTV Financing, DIRECTV and DIRECTV Holdings' subsidiaries, which are the additional registrants.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of DIRECTV's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

$                  % Senior Notes due 20

PROSPECTUS SUPPLEMENT

                         , 2014

Joint Book-Running Managers

Barclays

Citigroup

Goldman, Sachs & Co.

UBS Investment Bank